UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2012

ALLEGHANY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-9371	51-0283071
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Times Square Tower, 17th Floor, New York, New York		10036
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 752-1356

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note.

This Current Report on Form 8-K is being filed in connection with the consummation on March 6, 2012 of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of November 20, 2011 (the “Merger Agreement”), by and among Alleghany Corporation, a Delaware corporation (“Alleghany”), Shoreline Merger Sub, Inc. (formerly Shoreline Merger Sub, LLC), a Delaware corporation and a wholly owned subsidiary of Alleghany (“Merger Sub”) and Transatlantic Holdings, Inc., a Delaware corporation (“Transatlantic”). Pursuant to the Merger Agreement, on March 6, 2012 Transatlantic merged with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving entity with the name “Transatlantic Holdings, Inc.” The events described in this Current Report on Form 8-K occurred in connection with the consummation of the Merger:

Item 1.01.	Entry into a Material Definitive Agreement.

Supplemental Indenture

In connection with the consummation of the Merger and pursuant to the terms of that certain Indenture (the “Base Indenture”), dated as of December 14, 2005, between Transatlantic and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture to the Base Indenture dated December 14, 2005 (the “First Supplemental Indenture”) and the Second Supplemental Indenture to the Base Indenture dated November 23, 2009 (the “Second Supplemental Indenture,” the Base Indenture as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”), on March 6, 2012, Transatlantic delivered to the Trustee a supplemental indenture (the “Third Supplemental Indenture”) pursuant to which Merger Sub expressly assumed the obligations of Transatlantic under the Indenture.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Third Supplemental Indenture, a copy of which is attached as Exhibit 4.1 hereto and is incorporated into this Item 1.01 by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On March 6, 2012, Alleghany completed the business combination with Transatlantic pursuant to the terms of the Merger Agreement. At the effective time of the Merger, Transatlantic merged with and into Merger Sub, with Merger Sub continuing as the surviving entity and a wholly owned subsidiary of Alleghany with the name “Transatlantic Holdings, Inc.” As a result of the transaction, former Transatlantic stockholders will receive an aggregate of $816,007,519 in cash and approximately 8.36 million shares of Alleghany common stock for their shares of Transatlantic common stock, with the total consideration valued at approximately $3.5 billion based upon the average five-day closing price of Alleghany common stock.

Transatlantic stockholders were entitled to elect to receive their merger consideration in the form of cash or shares of Alleghany common stock, with an election deadline of March 1, 2012. In respect of each share for which a valid election was not made by the election deadline, former Transatlantic stockholders will receive $61.14 in cash, without interest.

A copy of the press release issued by Alleghany and Transatlantic on March 6, 2012 announcing the completion of the Merger is filed herewith as Exhibit 99.1 and is incorporated into this Item 2.01 by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated into this Item 2.03 by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Directors

Effective upon the consummation of the Merger, the size of the Alleghany Board of Directors (the “Board”) was increased from 11 to 14 and three former directors of Transatlantic were appointed to the Board: (1) John G. Foos, who will serve in the class of directors whose term shall expire at Alleghany’s 2012 annual meeting of stockholders, (2) Stephen Payne Bradley, who will serve in the class of directors whose term shall expire at Alleghany’s 2013 annual meeting of stockholders and (3) Ian H. Chippendale, who will serve in the class of directors whose term shall expire at Alleghany’s 2014 annual meeting of stockholders. In addition, effective upon consummation of the Merger, Phillip M. Martineau, who previously served in the class of directors whose term shall expire at Alleghany’s 2013 annual meeting of stockholders, was re-assigned to the class of directors whose term shall expire at Alleghany’s 2012 annual meeting of stockholders.

Messrs. Chippendale, Bradley and Foos will be compensated in a manner consistent with Alleghany’s current directors.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The audited consolidated balance sheets of Transatlantic as of December 31, 2011, and December 31, 2010, and the audited consolidated statements of operations and consolidated statements of cash flows of Transatlantic for the years ended December 31, 2011, 2010, and 2009, and the notes related thereto, will be filed by amendment to this Form 8-K no later than May 22, 2012.

(b) Pro Forma Financial Information.

The unaudited pro forma condensed combined balance sheet as of December 31, 2011 and the unaudited pro forma condensed combined statements of income for the fiscal year ended December 31, 2011, and the notes related thereto, will be filed by amendment to this Form 8-K no later than May 22, 2012.

(d) Exhibits:

Exhibit No.	Description of Exhibit

4.1	Third Supplemental Indenture, dated as of March 6, 2012, between Transatlantic Holdings, Inc., Shoreline Merger Sub, Inc. and The Bank of New York Mellon.

99.1	Joint Press Release issued by Alleghany Corporation and Transatlantic Holdings, Inc. on March 6, 2012.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGHANY CORPORATION

Date: March 6, 2012	By:	/s/ Christopher K. Dalrymple
Christopher K. Dalrymple
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	Third Supplemental Indenture, dated as of March 6, 2012, between Transatlantic Holdings, Inc., Shoreline Merger Sub, Inc. and The Bank of New York Mellon.

99.1	Joint Press Release issued by Alleghany Corporation and Transatlantic Holdings, Inc. on March 6, 2012.